Exhibit 4.1

PROMISSORY NOTE

THIS PROMISSORY NOTE (THE “NOTE”) AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4LICENSE CORPORATION

PROMISSORY NOTE

U.S. $1,500,000	March 25, 2014
New York, New York

FOR VALUE RECEIVED, the undersigned, 4License Corporation, a Delaware corporation, with its principal office at 767 Third Avenue, New York, New York 10017 (the “Company”), unconditionally promises to pay to Prescott Group Aggressive Small Cap Masterfund, GP, or its permitted assigns, transferees and successors (collectively, the “Holder”), on March 25, 2016, the second (2nd) anniversary of the Original Issue Date (as defined below) (the “Maturity Date”), at such place as may be designated in writing by the Holder, the principal sum of One Million Five Hundred Thousand Dollars (U.S. $1,500,000), together with any unpaid interest thereon accrued at a rate per annum equal to 5.0% (computed on the basis of a three hundred sixty-five (365)-day year and based upon the number of days actually elapsed, such interest to be compounded annually), from and after the date of this Note (the “Original Issue Date”). This Note is delivered pursuant to Section 1.2 of that certain Securities Purchase Agreement, dated as of March 25, 2014, among the Company and the purchasers and guarantors signatory thereto (the “Purchase Agreement”).

Item 1. PAYMENTS and other payment terms.

(a) Principal. The entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon to, but excluding, the Maturity Date, shall be due and payable on the Maturity Date. For purposes of this Note, “Repayment Amount” shall mean the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon to, but excluding, the date of repayment, whether on the Maturity Date or otherwise.

(b) Interest. Interest shall accrue on this Note from (a) the Original Issue Date or (b) from the last Due Date (as defined below) on which interest was paid, in each case to, but excluding, the first business day of each fiscal quarter commencing with the first fiscal quarter beginning after the Original Issue Date (each, a “Due Date”), at a rate per annum equal to 5.0%. Interest shall be due and payable on each Due Date.

(c) Voluntary Prepayments. At the sole option of the Company, this Note may be prepaid in whole at any time prior to the Maturity Date at 125% of the entire outstanding principal balance of this Note, plus any and all unpaid accrued interest thereon to, but excluding the date of such prepayment.

(d) Mandatory Prepayment. Within 30 days of the receipt of funds by the Company in connection with the settlement of the Company’s pending claim with Lehman Brothers, Inc. regarding auction value securities, (a) the Company shall pay the Holder the lesser of (i) the outstanding principal balance of this Note together with any and all unpaid accrued interest thereon to, but excluding, the date of such prepayment and (ii) ninety percent of the proceeds received by the Company from such settlement and (b) in the case of clause (ii) above, the outstanding principal balance of this Note shall be reduced by such amount. For the avoidance of doubt, no payment made under this Section 1.4 shall be treated as a prepayment that is subject to Section 1.3.

(e) Top-Up. If (a) the Company does not pay the Repayment Amount on or prior to the Maturity Date, and (b)(i) the common stock of the Company (“Common Stock”) is traded on a national securities exchange, (ii) the Common Stock is traded on the OTC Bulletin Board (or any successor thereof) or (iii) prices for the Common Stock are reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or any successor thereof), upon notice to the Company (the “Top-Up Notice”), the Holder may, in its sole discretion, elect to reduce all or a portion of the Repayment Amount (the “Offset Amount”) by receiving in lieu of cash, additional shares of Common Stock in amount equal to the Offset Amount divided by the 30-Day VWAP on the date of the Top-Up Notice, rounded down to the nearest whole share. The Holder’s rights under this Section 1.5 shall continue until the Repayment Amount has been paid in full, whether with cash or with additional shares of Common Stock pursuant to this Section 1.5. No fractional shares of Common Stock will be issued in connection with this Note.

For purposes of this Note, (i) the “30-Day VWAP” on any date of determination shall mean the average of the Closing Price per share of Common Stock on each of the 30 consecutive Trading Days ending on the third Trading Day immediately preceding the date of determination; (ii) the “Closing Price” on any date of determination shall mean (A) the closing sale price of the Common Stock as of the close of the principal trading session (or, if no closing price is reported, the last reported sale price) per share on the principal national securities exchange or over-the-counter market on which the Common Stock is listed on such date or (B) if the Common Stock is not listed for trading on a national securities exchange or over-the-counter market on any such date, the last closing sale price per share as reported on a national securities exchange or over-the-counter market; and (iii) “Trading Day” shall mean a day on which the Common Stock is not suspended from trading on any national securities exchange or over-the-counter market at the close of business and has traded at least once on the national securities exchange or over-the-counter market that is the primary market for the trading of the Common Stock.

(f) Cancellation of Note. Upon payment in full of the outstanding principal balance of this Note and all accrued and unpaid interest thereon, including pursuant to Section 1.5, this Note will be automatically cancelled and the Company’s payment obligations hereunder will be extinguished.

Item 2. SECURITIES MATTERS.

(a) Restricted Securities. By acceptance hereof, the Holder understands and agrees that this Note and the shares of Common Stock issuable upon payment of interest pursuant to Section 1.2 hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering under the Securities Act of 1933 (the “Securities Act”) and that under such laws and applicable regulations such securities may be resold in the absence of registration under the Securities Act only in certain limited circumstances. The Holder hereby represents that it is familiar with Rule 144, as promulgated by the Securities and Exchange Commission under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(b) Legends. It is understood that this Note and each certificate evidencing shares of Common Stock issued upon payment of interest pursuant to Section 1.2 hereof shall bear appropriate legends pursuant to the Securities Act.

Item 3. transfer restrictions

(a) The Holder shall not sell, assign, transfer, pledge or dispose of all or any part of this Note, by operation of law or otherwise. Notwithstanding anything in this Note to the contrary, the Holder may transfer all or any part of the Note to any person or corporation (profit or nonprofit), partnership, limited liability company, association, trust or other entity that controls, is controlled by, or under common control with, the Holder, so long as such transferee consents in writing to be bound by the terms and conditions of this Note.

Item 4. EVENTS OF DEFAULT.

The occurrence of any of the following events with respect to the Company shall constitute an event of default under this Note (an “Event of Default”). The Company shall notify the Holder in writing within five (5) business days following the occurrence of any Event of Default.

(a) The Company fails to make any payment of principal or interest as required hereunder.

(b) Pursuant to or within the meaning of applicable law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Company (a) commences a voluntary case or proceeding, (b) consents to the entry of an order for relief against it in an involuntary case, (c) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official, (d) makes an assignment for the benefit of its creditors, or (e) admits in writing its inability to pay its debts as they become due.

(c) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (a) is for relief against the Company in an involuntary case, (b) appoints a trustee, receiver, assignee, liquidator or similar official for the Company’s properties, or (c) orders the liquidation of the Company, and in each case the order or decree is not dismissed within forty-five (45) days.

Item 5. REMEDIES IN THE EVENT OF DEFAULT.

(a) Upon the occurrence of an Event of Default that is continuing, the Holder may, at its option, declare the aggregate amount of principal and interest outstanding under this Note immediately due and payable by providing written notice to the Company; provided, that such demand will be in addition to all other rights and remedies of the Holder under this Note and under applicable law.

(b) The Company shall pay all costs and expenses incurred by or on behalf of the Holder in connection with the Holder’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

(c) In the case of any Event of Default under this Note that is continuing and has not been waived in writing by the Holder, this Note will continue to bear interest at the interest rate otherwise in effect hereunder plus 1% per annum (but in any event not in excess of the maximum rate of interest permitted by applicable law).

Item 6. MISCELLANEOUS.

(a) Severability. In the event that any provisions of this Note are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Note shall remain in full force and effect without such provision. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(b) Waivers and Amendments; Preservation of Remedies. No waiver by the Holder of any right or remedy under this Note shall be effective unless in a writing signed by the Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by the Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of the Holder arising out of this Note may be discharged by the Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by the Holder; (b) no waiver that may be given by the Holder will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the Company will be deemed to be a waiver of any obligation of the Company or of the right of the Holder to take further action without notice or demand as provided in this Note. The Company hereby waives presentment, demand, protest and notice of dishonor, protest, diligence, filing suit, nonpayment and all other notice. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

(c) Headings. The captions to the several Articles and Sections hereof are not a part of this Note, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

(d) Successors. This Note shall be binding upon the Company and its successors and permitted assigns.

(e) Governing Law. This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

(f) Notices. Any notice required or permitted to be given hereunder shall be given in accordance with the Purchase Agreement.

IN WITNESS WHEREOF, the Company has caused its duly authorized representative to execute this Note on the date first above written.

4LICENSING CORPORATION

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Name:
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